SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Alarm.com Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ALARM.COM HOLDINGS, INC.

8281 Greensboro Drive, Suite 100

Tysons, Virginia 22102

ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 3, 2016

On March 22, 2016, Alarm.com Holdings, Inc. (the “Company”) filed its proxy statement relating to its 2016 Annual Meeting of Stockholders (the “Proxy Statement”) with the Securities and Exchange Commission, and made the Proxy Statement available on the Internet on that same day. Subsequent to that date, the Board of Directors (the “Board”) of the Company appointed a new Class III director, Darius G. Nevin, and increased the authorized number of directors of the Company from six (6) to seven (7). These additional materials has been prepared to provide stockholders with information regarding the Company’s new director that would have been included in the Proxy Statement had Mr. Nevin been appointed prior to the filing of the Proxy Statement. You are not being asked to vote for or ratify the appointment of Mr. Nevin at the upcoming Annual Meeting, as the Class III directors are not being elected by Company stockholders at this meeting. These additional materials are being provided solely for informational purposes.

Appointment of New Director

Effective April 15, 2016, Darius G. Nevin was appointed as a Class III director of the Company to serve until the Company’s 2018 Annual Meeting of Stockholders. Mr. Nevin was also appointed to serve as a member of the Company’s Audit Committee. The Board has determined that Mr. Nevin is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC and the Securities and Exchange Commission.

Business Experience of Mr. Nevin

Darius G. Nevin, age 58, has served as a member of our Board since April 2016. Mr. Nevin is a member of G3 Capital Partners, LLC, a consulting company and expert advisor to private equity firms regarding the security industry. He is also a member of G3 Investment Holdings, LLC, an investment company. Prior to co-founding G3 Capital Partners, LLC in October 2010, Mr. Nevin served as chief financial officer of Protection One, Inc., a publicly traded company, from 2001 until June 2010. He has served as a director of WCI Communities, Inc., a publicly traded community developer and luxury homebuilder, since July 2013. Mr. Nevin earned an A.B. from Harvard College and an M.B.A. from the University of Chicago Booth School of Business. Our Board believes that Mr. Nevin’s experience and executive management in developing and executing the operating and financing strategies at both publicly and privately held companies and his background in public company financial reporting and internal controls qualifies him to serve on the Board.

Stock Ownership of Mr. Nevin

G3 Investment Holdings, LLC beneficially owned 2,500 shares of the Company’s common stock on December 31, 2015, the date of the information disclosed under “Security Ownership of Certain Beneficial Owners and Management” in the Proxy Statement. Mr. Nevin is the co-owner of G3 Investment Holdings, LLC and shares voting and dispositive control over these shares with Richard Ginsburg.

In connection with the appointment of Mr. Nevin to the Board, the Board approved the grant to Mr. Nevin of an option to purchase up to 36,000 shares of the Company’s common stock. In accordance with the Company’s option grant practices, the grant will be made on May 15, 2016, the next option grant window, and will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on May 13, 2016, the last preceding trading day prior to the date of grant. The option will vest in a series of twelve successive equal quarterly installments over the 36-month period measured from the date of grant, subject to his continuous service with the Company through each vesting date. Any options or stock units awards granted to Mr. Nevin pursuant to the Company’s non-employee director compensation policy that are subject to vesting will become fully vested upon a change in control as long as he is providing continuous service as of the date of such change in control.

Other Events

On April 15, 2016, Jennifer Moyer informed the Company of her intention to resign from her position as Chief Financial Officer to accept a chief financial officer position at an early stage private company located in Washington, DC. She will remain with the Company as its Chief Financial Officer through the first quarter earnings and 10-Q filing. Ms. Moyer’s departure is not related to any disagreement with the Company’s Board, Audit Committee or the Company’s auditors. The Company has commenced a search for a new Chief Financial Officer.